Exhibit 99.1
PRINCETON NATIONAL BANCORP, INC. & CITIZENS FIRST NATIONAL BANK
ANNOUNCE RETIREMENT OF JAMES B. MILLER, EXECUTIVE VICE PRESIDENT
& COMMERCIAL BANKING MANAGER
December 23, 2010: Princeton National Bancorp, Inc., Princeton, Illinois (NASDAQ: PNBC), the holding company of Citizens First National Bank.
Princeton National Bancorp, Inc. and Citizens First National Bank today announced the retirement of Executive Vice President & Commercial Banking Manager James B. Miller effective February 4, 2011. Miller joined the staff of Citizens First National Bank in June of 1979 as an Ag Loan Officer. He was promoted several times during his employment at Citizens and was appointed an Executive Vice President in 1996.
“I’ve been proud to be a part of Citizens for over 30 years”, commented Miller. “Many remarkable relationships have been forged with customers and staff who are now close friends. As a nation and as a Bank, we are now coming out of the most significant economic downturn in three generations” stated Miller. “The time is right for others to pick up the torches and take the organization into the next era.”
“I am fortunate to be able to retire at this stage of my life and am looking forward to enjoying the perks that come along with retirement” concluded Miller.
“Jim has been an integral part of Citizens First National Bank for over 31 years”, stated President and CEO Thomas Ogaard. “His leadership and commitment to the organization have been invaluable. His will be big shoes to fill and all of us wish him the best in retirement.”
“As we look to transition someone into Jim’s position, we are very cognizant of ensuring that we maintain the same high level of commitment to our community banking philosophy” said Ogaard.
At the time of his retirement, Jim will have served as an Executive Vice President for almost 15 years. Since he joined the Bank, the Company’s loans have grown in size from $69.3 million to $709.2 million as of September 30, 2010. Jim has been instrumental in this growth and as a member of the Company’s management team.
During Miller’s tenure at Citizens, he has taken an active role in many community service organizations. A few examples include: Princeton High School Board; Chairman, Princeton Chamber of Commerce; Vice Chairman, Upper River Valley Development Authority; Chairman, Princeton Industrial Commission; Princeton Revolving Loan Fund Committee; Illinois Agricultural Leadership Foundation; Bureau Co. Livestock Association; various Farm Bureau Committees; Princeton Jaycees; and Princeton Lions Club.
The Management, Staff and Board of Directors are very grateful for Mr. Miller’s contributions to the Company and wish him many successes with his future endeavors. The Company will announce Miller’s successor in the near future.

Inquiries should be directed to:	Lou Ann Birkey, Vice President — Investor Relations, Princeton National Bancorp, Inc. (815) 875-4444, E-Mail address: pnbc@citizens1st.com